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                                                                     Exhibit 3.1

                               RESTATEMENT OF THE
                          CERTIFICATE OF INCORPORATION

                                       OF

                              ARGONAUT GROUP, INC.
                      A COMPOSITE INCLUDING ALL AMENDMENTS
                              THROUGH MAY 31, 1991

                                    * * * * *

     1. The name of the corporation is: ARGONAUT GROUP, INC.

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of all classes of stock which the corporation shall have authority to issue is Forty Million (40,000,000), consisting of:

          (a) Five Million (5,000,000) shares of Preferred Stock of the par value of ten cents ($.10) each (hereinafter referred to as "Preferred Stock"); and

          (b) Thirty-Five Million (35,000,000) shares of Common Stock of the par value of ten cents ($.10) each (hereinafter referred to as "Common Stock").

     A. Preferred Stock.

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine the powers, preferences and rights, and qualifications, limitations or restrictions thereof granted to or imposed upon any wholly-unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     B. Common Stock.

          (1) The holders of the Common Stock issued and outstanding, except where otherwise provided by law or by or pursuant to this Certificate of Incorporation, shall have and possess the exclusive right to notice of stockholders' meetings and the exclusive voting rights and powers, and the holders of the Preferred Stock shall not be

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entitled to any notice of stockholders' meetings or to vote upon the election of directors or upon any other matter, except where such notice or vote is required by law or, is as to any outstanding series of Preferred Stock, has been fixed by resolution of the Board of Directors pursuant to this Article 4.

          (2) Subject to all of the rights of the Preferred Stock, dividends may be paid on the Common Stock, as and when declared by the Board of Directors, out of any funds of the corporation legally available for the payment of such dividends.

     5. The Board of Directors is authorized to make, alter or repeal the bylaws of the corporation. Election of directors need not be by written ballot.

     6. The name and mailing address of the incorporator is:

        M.C. Kinnamon
        Corporation Trust Center
        1209 Orange Street
        Wilmington, Delaware 19801

     7. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     8. Every person who was or is involuntarily made a party or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or representative, or in any other capacity while serving as a director, officer or representative, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such right, shall be a contract right and shall include the right to be paid by the corporation expenses incurred in defending any action, suit or proceeding in advance of its final disposition in accordance with and to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

     If a claim under this Article 8 is not paid in full by the corporation within ninety days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and if successful in whole or in part, the claimant shall be entitled to be paid also

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the expense of prosecuting such claim. It shall be a defense to any such action
(other than an action brought to enforce a claim for expenses incurred in defending any action, suit or proceeding in advance of its final disposition where the requirements of Delaware law have been compiled with by the claimant) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct shall be a defense to the action or create a presumption that claimant had not met the applicable standard of conduct.

     The rights conferred by this Article 8 shall not be exclusive of any other right which any such director, officer or representative may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise; provided, however, that the right to indemnification which any director, officer or representative may have to the extent derived from any provisions of the Certificate of Incorporation or Bylaws shall be limited to those provisions in effect at the time such director, officer or representative was acting as such.

     The corporation may maintain insurance, at its expense, to protect itself and any such director, officer or representative against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such director, officer or representative against such expense, liability or loss under the Delaware General Corporation Law.

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               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                 SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK

                                       OF

                               ARGONAUT GROUP INC.
                            (a Delaware corporation)

     Argonaut Group Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations, Preferences and Rights (this "Certificate") under the corporate seal of the Corporation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the "Board") by its Certificate of Incorporation (the "Certificate of Incorporation"), the Board has duly adopted the following resolutions:

                 Series A Mandatory Convertible Preferred Stock

     RESOLVED, that pursuant to Article Four of the Certificate of Incorporation (which authorizes 5,000,000 shares of Preferred Stock, par value $0.10 per share), the Board of Directors hereby creates a series of preferred stock consisting of 4,296,296 shares to be designated as Series A Mandatory Convertible Preferred Stock and fixes the designations and preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions of such Series A Mandatory Convertible Preferred Stock.

     RESOLVED, that the holders of the Series A Mandatory Convertible Preferred Stock, except as otherwise provided by law, shall have and possess the following rights and preferences subject to the following qualifications, limitations and restrictions.

     1. Designation, Number of Shares. 4,296,296 shares of Preferred Stock are designated as the Corporation's Series A Mandatory Convertible Preferred Stock (the "Series A Preferred Stock" and each such share, a "Series A Share"). Select definitions used herein are set forth in Section 9 below.

     2. Dividends.

          (a) The Series A Preferred Stock shall rank prior to any other Equity Securities with respect to dividends. The holders of shares of the Series A Preferred Stock shall be entitled to receive dividends as provided herein, when, as and if declared by the Board of Directors, as legally available. The rate of dividends per share shall be expressed as a percentage of the Liquidation Preference and shall be equal to the Dividend Rate defined below. Such dividends shall accrue and be cumulative from the date of issuance of the Series A Preferred Stock, whether or not declared, and shall be payable when, as and if declared by the Board of Directors in cash (except as provided in the last sentence of Section 3(g)), on July 1, October 1, January 1, and April 1 in each year beginning on July 1, 2003, except that if any such date is not a Business Day then such dividends shall be payable on the next succeding Business Day (as applicable, each a "Dividend Payment Date"). Such dividends shall accrue and accumulate whether or not there shall be (at the time such dividend becomes payable or at any other time) profits,

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               surplus or other funds of the Corporation legally available for the payment of dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which are in arrears.

          (b) Dividend Calculation. Dividends shall accrue quarterly and be calculated on the basis of the time elapsed from and including the date of issuance of such Series A Shares or the day after the most recent date of payment of dividends, whichever is later to and including the Dividend Payment Date or on any final distribution date relating to dissolution, liquidation or winding up of the Corporation (or a Deemed Liquidation Event (as defined in Section 3(b) below)). Dividends payable on the shares of Series A Preferred Stock for any period of less than a full calendar year shall be prorated for the partial year on the basis of a 360-day year of 12 30-day months.

          (c) Dividend Payment. Dividends payable on each Dividend Payment Date shall be paid to record holders of the shares of Series A Preferred Stock as they appear on the books of the Corporation at the close of business on the tenth Business Day immediately preceding the respective Dividend Payment Date or on such other record date as may be fixed by the Board of Directors of the Corporation in advance of a Dividend Payment Date, provided that no such record date shall be less than 10 nor more than 60 calendar days preceding such Dividend Payment Date. Dividends in arrears may be declared and paid at any time to holders of record on a date not more than 60 days preceding the payment date as may be fixed by the Board of Directors. Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time payable shall be allocated pro rata on a share by share basis among all shares of Series A Preferred Stock outstanding.

          (d) Dividends on Other Equity Securities. For a period of two (2) years after issuance of the Series A Shares, no dividend or other distribution, shall be declared or paid, or set apart for payment on or in respect of, any Equity Securities ranking junior to the Series A Preferred Shares,

          (e) Negative Covenants. The Corporation shall not pay or declare any dividends or distributions on the Common Stock or any series of its preferred stock that ranks junior to the Series A Preferred Stock, unless the full cumulative dividends on all outstanding shares of this Series A Preferred Stock then accrued and unpaid shall have been paid.

          (f) Application of Payments. Payments applied to any dividends in arrears shall be first applied to the earliest periods for which dividends are in arrears.

          (g)  "Dividend Rate" shall mean 7% per annum, provided however that
               (i)(a) if the Corporation's financial rating is downgraded by A.M. Best Company below "A", then the dividend rate will increase by one percentage point for each drop in level below "A" and upon a subsequent upgrade shall correspondingly decrease by one percentage point for each level up to "A" (by way of example, a downgrade from an "A" rating to an "A-" rating would be a one level downgrade) and (b) if the Corporation is upgraded by A.M. Best above "A", the rate will decrease by half a percentage point for each increase in level above "A" and upon a subsequent

                                  Page 2 of 14

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               downgrade shall correspondingly increase by a half percentage point for each level downgrade to "A" or (ii)(a) if the Corporation's risk-based capital ("RBC") calculated in accordance with the Corporation's (or its insurance subsidiary's) statutory filings on a quarterly basis, falls below 200%, then the dividend rate will increase by one percentage point for every 25 percentage points (but not less than 25 percentage points increments) below 200% and upon a subsequent increase in RBC shall correspondingly decrease by one percentage point for each 25 percentage points increment up to 200% and (b) if the Corporation's RBC increases above 200%, the dividend rate will decrease by half a percentage point for each 50 percentage points increase (but not less than 50 percentage points increments) above 200% and upon a subsequent decrease in RBC shall correspondingly increase by half a percentage point for each 50 percentage points increment down to 200%. If an event described in clause (i) and an event described in clause (ii) occur within 60 days of each other, the calculations set forth in (i) and (ii) shall not be additive and only the event resulting in the greatest change to the Dividend Rate shall apply; and provided further, if there shall be in arrears any amount equal to at least four quarterly dividends (whether or not consecutive), the Dividend Rate shall immediately be increased to 12% per annum (and in no event shall the Dividend Rate exceed 12%). If the Dividend Rate is increased as provided in the proviso of the previous sentence, at such time that the Corporation pays the full cumulative dividends on all outstanding shares of the Series A Preferred Stock, the Dividend Rate shall be reset as of such time to the Dividend Rate that would be in effect had the Dividend Rate not increased as provided in the proviso of the previous sentence. On one (and only one) occasion, the Corporation shall be entitled to pay a dividend equal to the amount of the earliest quarterly dividend in arrears by issuing Common Stock with a Fair Market Value equal to the amount of such quarterly dividend and, in doing so, shall be deemed to have paid any arrearage for the quarter in question for purposes hereof, provided that the Corporation shall not issue fractional shares and in lieu of fractional shares shall pay cash equal to the Fair Market Value thereof.

     3. Liquidation Preference.

          (a) Generally. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and to the holders of any other Equity Securities ranking junior to the Series A Preferred Stock with respect to liquidation, an amount (the "Liquidation Preference") for each share of Series A Preferred Stock then held by them equal to the Series A Original Issue Price plus any accrued but unpaid dividends on such share up to and including the date of payment of such Liquidation Preference. If, upon the occurrence of such liquidation, dissolution, or winding up, the assets and funds legally available for distribution among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of their full respective Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock based upon the aggregate Liquidation Preference of the shares of Series A Preferred Stock held by each such holder.

          (b) Merger or Sale of Assets. For purposes of this Section 3, unless otherwise determined by a holder of Series A Preferred Stock then outstanding as to application of this paragraph

                                  Page 3 of 14

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(c) to that holder's shares, a liquidation, dissolution, or winding up of the
Corporation shall be deemed to be occasioned by, and the holders of Series A Preferred Stock other than the holder(s) making such determination shall be entitled to receive in cash, securities or other property (valued at Fair Market Value) amounts as specified in Section 3(a) above at the closing of, (i) a consolidation or merger of the Corporation with or into one or more other corporations or other business organizations, (ii) the sale, lease, or transfer of all or substantially all of the assets of the Corporation, (iii) any other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for or converted into cash, securities of another corporation or business organization, or other property, unless, in each case (i) through
(iii), the Corporation's stockholders of record immediately prior to such event shall (by virtue of the securities issued as a part of such event) hold greater than fifty percent (50%) of the voting power of the surviving or acquiring Person immediately following such event. Each such event shall be referred to as a "Deemed Liquidation Event."

          (c) Liquidation Notice. The Corporation shall give written notice of any liquidation, dissolution, or winding up (or any transaction which might reasonably be deemed to be a liquidation, dissolution, or winding up pursuant to
Section 3(b) above) to each holder of Series A Preferred Stock not less than twenty (20) days prior to the date stated in such notice for the distribution and payment of the amounts provided in this Section 3. Each holder of Series A Preferred Stock may convert all or any portion of the Series A Preferred Stock then held by such holder into Common Stock pursuant to Section 5 below at any time on or prior to the date fixed in such notice for distribution and payment or the date of a merger, consolidation, or sale of assets deemed to be a liquidation, dissolution, or winding up of the Corporation as described in
Section 3(b) above.

     4. Voting Rights.

          (a) General. The holders of shares of Series A Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except as otherwise provided in this Certificate or in the Delaware General Corporation Law. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which all shares of Series A Preferred Stock held of record by such holder could then be converted pursuant to Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed. The holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting to the same extent as holders of shares of Common Stock in accordance with the Bylaws of the Corporation.

          (b) Series A Preferred Stock Voting Rights. For so long as at least 100,000 shares of Series A Preferred Stock remain issued and outstanding, without the approval of the Board and the affirmative vote of the holders of greater than fifty percent (50%) (on an as-converted basis) of the outstanding Series A Preferred Stock, voting as a separate class, the Corporation shall not:

               (i) authorize, issue, or obligate itself to issue, or reclassify any existing Equity Securities, into any Equity Securities ranking senior to, or on parity with the Series A Preferred Stock as to dividend rights, liquidation preferences, conversion rights, voting rights or otherwise; or

               (ii) increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Stock; or

               (iii) alter or change the rights, preferences or privileges of the Series A Preferred Stock.

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          (c) Default Voting Rights.

               (i) Whenever, at any time or times, dividends payable on the shares of Series A Preferred Stock shall be in arrears in an amount equal to at least two quarterly dividends (whether or not consecutive), the holders of the outstanding shares of Series A Preferred Stock shall have the exclusive right (voting separately as a class) to elect two directors of the Corporation.

               (ii) At elections for such directors, each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held. Upon the vesting of such right with the holders of Series A Preferred Stock, the Board of Directors shall increase the size of the Board of Directors by two and the two vacancies so created shall be filled by vote of the holders of the outstanding shares of Series A Preferred Stock as hereinafter set forth. The right of the holders of Series A Preferred Stock, voting separately as a class to elect members of the Board of Directors of the Corporation as aforesaid, shall continue until such time as all dividends accrued and unpaid on the Series A Preferred Stock shall have been paid or declared and funds set aside to provide for payment in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

               (iii) Whenever the voting right described in subsection (i) above shall have vested in the holders of the Series A Preferred Stock, the right may be exercised initially either at a special meeting of the holders of the Series A Preferred Stock called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each successive annual meeting.

               (iv) At any time when the voting right described in subsection
(i) above shall have vested in the holders of the Series A Preferred Stock, and if the right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of the holders of record of 10% in number of the shares of the Series A Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of the holders of the Series A Preferred Stock for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding of annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Secretary of the Corporation. If the meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing it within the United States of America, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% in number of the shares of the Series A Preferred Stock then outstanding may designate in writing one of the persons nominated to serve on the Board of Directors to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided, for in this subsection
(iv). Any holder of the Series A Preferred Stock shall have access to the share transfer books of the Corporation as permitted under the Delaware General Corporation Law for the purpose of causing a meeting of the stockholders to be called pursuant to the provisions of this subsection (iv).

               (v) At any meeting held for the purpose of electing directors at which the holders of the Series A Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of 50% of the then outstanding shares of the Series A Preferred Stock shall be required and be sufficient to constitute a quorum of the holders of the Series A Preferred Stock for the election of directors. At any such meeting or adjournment thereof (i) the absence of a quorum of the holders of the Series A Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of the Series A Preferred Stock and the absence of a quorum or quorums of the

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holders of other classes or series of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the Series A Preferred Stock and (ii) in the absence of a quorum of the holders of the Series A Preferred Stock, a majority of the holders present in person or by proxy of the Series A Preferred Stock shall have the power to adjourn the meeting, or appropriate portion thereof for the election of directors which the holders of the Series A Preferred Stock are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present. The Chairman of the Board or the President of the Corporation shall preside at any such meeting.

               (vi) Each director elected by the holders of shares of Series A Preferred Stock shall continue to serve as a director until such time as all dividends accrued and unpaid on the Series A Preferred Stock shall have been paid or declared and funds set aside to provide for payment in full, at which time the term of office of all persons elected as directors by the holders of shares of Series A Preferred Stock shall forthwith terminate and the number of members of the Board of Directors of the Corporation shall be reduced accordingly. Whenever the term of office of the directors elected by the holders of Series A Preferred Stock voting as a class shall end and the special voting powers vested in the holders of Series A Preferred Stock as provided in this
Section 4 shall have expired, the number of directors shall be such number as may be provided for in the By-Laws irrespective of any increase made pursuant to the provisions of this Section 4.

     5. Conversion.

          (a) Conversion Procedure.

               (i) Any holder of shares of Series A Preferred Stock may, at any time and at the option of the holder, convert all or any portion of the shares of Series A Preferred Stock (including any fraction of a share) held by such holder into a number of shares of Common Stock computed by multiplying the number of shares of Series A Preferred Stock to be converted by the Series A Original Issue Price, and dividing the result by the Series A Conversion Price (as defined below) then in effect.

               (ii) Each conversion of shares of Series A Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the shares of Series A Preferred Stock to be converted, together with properly executed conversion instructions or stock powers, have been surrendered for conversion at the principal office of the Corporation or its duly appointed transfer agent (the "Transfer Agent"). At the time such conversion has been effected, the rights of the holder with respect to the converted shares of Series A Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented by such certificate or certificates.

               (iii) As soon as possible after a conversion has been effected (but in any event within five (5) business days), the Transfer Agent shall deliver to the converting holder:

                    A. a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                    B. a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted; and

                    C. cash in lieu of any fractional share as provided in clause (v) below.

               (iv) The issuance of certificates for shares of Common Stock upon conversion of shares of Series A Preferred Stock shall be made without charge to the holders of such shares of Series A Preferred Stock for any issuance tax in respect of such issuance or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock, other than any transfer taxes resulting from the transfer of converted shares to a Person or Persons other than the converting holder. Upon conversion of each share of Series A Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid, and nonassessable.

               (v) If any fractional interest in a share of Common Stock would, except for the provisions of this Section 5(a)(v), be deliverable upon any conversion of shares of Series A Preferred Stock, the Corporation, in lieu of delivering such fractional share of Common Stock, shall pay an amount to the holder of such fractional interest equal to the Fair Market Value of such fractional interest as of the date of conversion. All shares of Common Stock issuable to a holder shall be aggregated for purposes of determining whether a fractional interest shall result from any conversion.

          (b) Conversion Price.

               (i) The initial "Series A Conversion Price" shall be the Series A Original Issue Price per share of Series A Preferred Stock provided, however, concurrently with the issuance of shares of the Series A Preferred Stock, the Corporation is issuing its Senior Note in an amount to be determined. If at the time such Senior Note is paid in full, the payment, in whole or in part, of such Senior Note is made by issuing additional shares of Series A Preferred Stock and the last sales price on the principal exchange or market in which the Corporation's Common Stock is sold is below $9.50 per share, the Series A Conversion Price shall be reduced $0.02 for every $0.01 below $9.50 of such Common Stock's last sales price.

               (ii) If and whenever this Corporation shall issue, after the date on which any shares of Series A Preferred Stock were first issued (the "Series A Purchase Date"), to any persons any Additional Stock (as defined below in
Section 5(b)(iii) without consideration or for a consideration (as determined below pursuant to Section 5(c)) per share less than the Series A Conversion Price in effect immediately prior to the issuance of such Additional Stock, then the Series A Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 5) be adjusted to a price determined by multiplying such Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Series A Conversion Price and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock actually issued.

               (iii) "Additional Stock" shall mean any shares of Common Stock
(i) issued, or (ii) deemed issued (as provided in Section 5(d)) as a result of Options or Convertible Securities issued by the Corporation, in each case, after the Series A Purchase Date, other than Excluded Stock. "Excluded Stock" means the following:

                    (A) shares of Common Stock issuable on conversion of any Option or Convertible Security of the Corporation outstanding as of the Series A Purchase Date.

                    (B) shares of Common Stock issuable in any transaction that the Corporation's Board of Directors duly approves and determines (as reflected in a resolution of the Corporation's Board of Directors) that such transaction adds substantial strategic value to the operations of the Corporation and pursuant to which the Corporation acquires all or substantially all of the outstanding common stock or other equity interests of any other Person not affiliated with the Corporation or any substantial portion of the assets of any such Person.

                    (C) shares of Common Stock issued to any Person that is not affiliated with the Corporation in connection with any transaction that the Corporation's Board of Directors duly approves and specifically determines (as reflected in a resolution of the Corporation's Board of Directors) that such transaction (i) adds substantial strategic value to the operations of the Corporation and (ii) is not principally a capital raising transaction.

                    (D) Common Stock of this Corporation issued or to be issued pursuant to any Approved Plan.

               (iv) "Options" means any options, warrants, or similar rights to purchase or acquire Common Stock, and "Convertible Securities" means other Equity Securities convertible or exchangeable, with or without consideration, into or for Common Stock.

          (c) Computation of Consideration. For the purposes of Section 5,

               (v) The consideration for the issue or sale of any additional shares of Common Stock shall, irrespective of the accounting treatment of such consideration,

                    1. Insofar as it consists of cash, be computed at the gross amount of cash received by the Corporation, without deducting any expenses paid or incurred by the Corporation or any commission or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale;

                    2. Insofar as it consists of property (including securities) other than cash, be computed at the fair market value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Corporation; and

                    3. In case additional shares of Common Stock are issued or sold together with other stock or securities or other assets of the Corporation for consideration that covers both, the portion of such consideration so received, computed as provided in clauses (i) and (ii) above, allocable to such additional shares of Common Stock, all as determined in good faith by the Board of Directors of the Corporation;

          (d) Options and Convertible Securities. In the case of the issuance of Options or Convertible Securities, the following provisions shall apply for all purposes of Section 5(b):

               (i) The aggregate maximum number of shares of Common Stock deliverable on exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Section 5(c)) if any, received by the Corporation on the issuance of such Options plus the minimum exercise price provided in such Options (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

               (ii) The aggregate maximum number of shares of Common Stock deliverable on conversion of, or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments), any Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration, if any, received by the Corporation for such Convertible Securities (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) on the conversion or exchange of such Convertible Securities (the consideration to be determined in the manner provided in Section 5(c)).

               (iii) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation on exercise of Options or Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration on the exercise of any such Options or Convertible Securities

               (iv) On the expiration or termination of any Options or Convertible Securities, the Series A Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued on the exercise of such Options, or on the conversion or exchange of Convertible Securities.

               (v) The number of shares of Common Stock deemed issued and the consideration deemed paid therefore pursuant to Sections 5(d)(i) and (ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5(d)(iii) or (iv).

          (e) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Prices under this Section 5, the following shall be applicable:

               (i) The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

               (ii) If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, or (B) to subscribe for or purchase Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (iii) Notwithstanding Section 5(a), if any share of Series A Preferred Stock shall be converted after the record date but before the payment date of any dividend declared by the Board of Directors, the holder thereof shall remit the amount of the dividends to which it is entitled to the Corporation together with its conversion instructions to effect a valid conversion.

               (iv) Series A Preferred Stock converted into Common Stock pursuant to the provisions of this paragraph (e) shall be retired and canceled by the Corporation and given the status of authorized and unissued preferred stock.

               (v) No adjustment in the Conversion Price for any series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01.

Any adjustment of less than $0.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

          (f) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares or if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price in effect at the record date for such dividend, or distribution or the effective date immediately prior to such subdivision, combination or reclassification shall be adjusted to that price determined by multiplying the Series A Conversion Price in effect by a fraction
(x) the numerator of which shall be the total number of issued and outstanding shares of Common Stock immediately before such dividend, distribution, subdivision, combination or reclassification and (y) the denominator of which shall be the total number of issued and outstanding shares of Common Stock immediately after such dividend, distribution, subdivision, combination or recapitalization. Successive adjustments in the Series A Conversion Price shall be made whenever any event specified above shall occur.

          (g) Reorganization, Mergers, Consolidations, or Sales of Assets. Subject to Section 3(b) above, if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation where the Corporation is not the surviving corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Series A Preferred Stock shall, after such reorganization, merger, consolidation, or sale, be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation (including cash), or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation, or sale to the effect that the provisions of this Section 5 (including adjustment of the Conversion Prices and the number of shares purchasable upon conversion of Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (h) Adjustment for Other Distributions. If the Corporation at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 5 then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of Series A Preferred Stock.

          (i) One Adjustment. Notwithstanding anything to the contrary contained herein, in the event more than one of Sections 5(b), 5(f), and 5(g) may apply to adjust the Series A Conversion Price, only one of such sections shall apply.

          (j) No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all actions that may be necessary or appropriate to protect the rights of the holders of the Series A Preferred Stock against impairment.

          (k) Notices.

               (i) Immediately upon any adjustment of the Conversion Prices, the Corporation shall give written notice of such adjustment to all affected holders of shares of Series A Preferred Stock.

               (ii) The Corporation shall give written notice to all holders of shares of Series A Preferred Stock at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, or (C) for determining rights to vote with respect to any matter referred to in Section 5(b) above.

          (l) Mandatory Conversion. All of the outstanding shares of Series A Preferred Stock shall be converted into Common Stock at the Conversion Price then in effect without any further action on the part of the Corporation or any holder of Series A Preferred Stock upon the occurrence of the tenth (10th) anniversary date of issuance of the shares of Series A Preferred Stock issued under the terms of the Subscription Agreement.

     6. Registration of Transfer and Reservation of Shares.

          (a) The Corporation shall keep at its principal office a register for the registration of shares of Series A Preferred Stock. Upon the surrender of any certificate representing shares of Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange for such surrendered certificate representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the shares of Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such shares of Series A Preferred Stock represented by the surrendered certificate.

          (b) The Corporation shall, at all times during which the Series A Shares may be converted into Common Stock reserve and keep available, out of any Common Stock held as treasury stock or out of its authorized and unissued Common Stock, or both, solely for the purpose of delivery upon conversion of the Series A Shares as herein provided, such number of shares of Common Stock as shall then be sufficient to effect the conversion of all Series A Shares from time to time outstanding, and shall take such action as may from time to time be necessary to ensure that such shares of Common Stock will, when issued upon conversion of Series A Shares, be fully paid and nonassessable.

     7. Definitions.

     "Affiliate" means with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, in the case of an individual, includes any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Approved Plan" means any written stock option, stock purchase, stock incentive, or stock appreciation plan or arrangement and any increase in the number of shares of Equity Securities reserved for issuance pursuant to any of the foregoing; provided that such plan or arrangement is duly approved by the Board of Directors of the Corporation and the stockholders if required by applicable law or listing requirements.

     "Common Stock" means the Corporation's Common Stock, $0.10 par value, or, in the case of any reclassification or change of outstanding shares of Common Stock, the stock or securities issued in exchange for such Common Stock. The term "Common Stock" shall also include any capital stock of the Corporation authorized after the date hereof which shall not be limited to a fixed sum or sums or percentage or percentages of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation.

     "Equity Security" or "Equity Securities" means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible or exchangeable, with or without consideration, into or for any stock or similar security, or any security carrying any warrant or right to subscribe for or purchase any stock or similar security, or any such warrant or right.

     "Fair Market Value" means the average closing bid price per share of the Common Stock on the NASDAQ Stock Market for the most recent ten consecutive trading days (or, if the Common Stock is not then listed on NASDAQ, but is listed on any national securities exchange, on the principal national securities exchange on which the Common Stock is then listed); provided that if the Common Stock is not listed on a national securities exchange then the fair market value shall be as determined in good faith by the Board of Directors of the Corporation.

     "Person" means an individual, a limited partnership, limited liability company, partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity or a governmental entity or any department, agency, or political subdivision of any such entity.

     "Series A Original Issue Price" shall be $12.00 adjusted for any stock splits, stock dividends, recapitalizations, combinations, or similar transactions with respect to shares of Series A Preferred Stock after the filing date of this Certificate

     "Subscription Agreement" means the Subscription Agreement or Agreements, dated as of March 12, 2003, by and among the Corporation and certain investors, as such agreement or agreements may from time to time be amended in accordance with its terms.

     "Subsidiary" means any corporation more than fifty percent (50%) of the outstanding voting securities of which are owned by the Corporation or any Subsidiary, directly or indirectly, or a partnership or limited liability company in which the Corporation or any Subsidiary is a general partner or manager or holds interests entitling it to receive more than fifty percent (50%) of the profits or losses of the partnership or limited liability company.

     8. Notices. Except as otherwise expressly provided, all notices referred to in this Certificate shall be in writing and shall be delivered personally or mailed, certified mail, return receipt requested, or delivered by overnight courier service to (i) the Corporation, at its principal executive offices and
(ii) any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder), and shall be deemed to have been given upon delivery, if delivered personally, three business days after mailing, if mailed, or one business day after delivery to the courier, if delivered by overnight courier service.

     9. Successors and Transferees. The provisions applicable to shares of Series A Preferred Stock shall bind and inure to the benefit of and be enforceable by the Corporation, the successors to the Corporation, and by any record holder, as reflected on the Corporation's books and records, of shares of Series A Preferred Stock.

                                   **********

     IN WITNESS WHEREOF, Argonaut Group Inc. has caused this Certificate of Designation, Preferences and Rights of Series A Preferred Stock to be duly executed by its Vice President and has caused its corporate seal to be affixed hereto, this 31st day of March, 2003.

                                               ARGONAUT GROUP INC.


                                               By: /s/ Byron LeFlore
                                                   -----------------------------
                                                   Byron LeFlore, Vice President